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                                                                    EXHIBIT 99.1

              OXIS International announces French COB approval and
                   schedule of Nouveau Marche public offering

                 - FIRST NASDAQ U.S. COMPANY TO BE LISTED ON THE
                    FRENCH STOCK MARKET, LE NOUVEAU MARCHE -

PARIS--(BUSINESS WIRE)--April 21, 1997--OXIS International, Inc. (NASDAQ: OXIS) announced today that the French Commission des Operations de Bourse issued a visa allowing OXIS to present its preliminary prospectus to raise capital through an underwritten public offering of its common stock in the European marketplace.

The offering is scheduled to commence on April 22, 1997, and will culminate in the listing of OXIS' common stock on the French Stock Market, Le Nouveau Marche, on May 6, 1997. Upon admission, OXIS will be the first NASDAQ-listed U.S. company quoted on Le Nouveau Marche, a Paris-based stock exchange specifically designed to meet the needs of emerging growth companies. Earlier this week, a press conference was held to introduce OXIS to a group of interested French journalists.

"The offering proceeds should allow us to advance our lead therapeutic molecule BXT-51072 into Phase II Clinical Trials and initiate Phase I studies in our lead molecule, TX-153, from our series of lipid soluble antioxidants," stated OXIS Chairman Ray R. Rogers.

OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species (ROS), i.e., diseases of oxidative stress. OXIS' lead therapeutic molecule, BXT-51072, is a glutathione peroxidase mimic that completed Phase I trials and for which OXIS filed an IND for inflammatory bowel diseases in 1996. A second advanced molecule, TX-153, is a lipid soluble antioxidant that protects cell membranes from damage from free radicals and ROS. OXIS is headquartered in Portland, Oregon, with a French subsidiary, OXIS International, S.A., located outside of Paris.

All securities mentioned in this press release have not been, and will not be, registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered and sold in the United States, absent registration under the Securities Act or an applicable exemption from such registration requirements.

Certain of the statements contained in this press release are forward-looking statements that are based on current expectations which involve a number of uncertainties, including the Company's ability to enter the Le Nouveau Marche stock market and consummate the French public offering. The events described herein may not occur in a timely manner, or at all. Accordingly, the Company's future activities may differ materially from those projected in the forward-looking statements.


CONTACT:

OXIS International, Inc.    or      KVO
Mike DeMello                        Will Anderson
800/547-3686                        503/221-2351
                                    will-anderson@kvo.com